Exhibit 10.5

STOCKHOLDERS AGREEMENT

DATED AS OF [_]

AMONG

BUMBLE INC.

AND

THE OTHER PARTIES HERETO

5.14	Counterparts	18
5.15	Effectiveness	18
5.16	No Recourse	18

ii

STOCKHOLDERS AGREEMENT

This Stockholders Agreement is entered into as of [_], 2021 by and among Bumble Inc., a Delaware corporation (the “Company”), and each of the other parties from time to time party hereto (collectively, the “Principal Stockholders”).

RECITALS:

WHEREAS, the Company is effecting an underwritten initial public offering (“IPO”) of shares of its Class A Common Stock (as defined below); and

WHEREAS, in connection with the IPO, the Company and the Principal Stockholders wish to set forth certain understandings between such parties, including with respect to certain governance matters.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I.

INTRODUCTORY MATTERS

1.1 Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Accel Investor” means the entities listed on the signature pages hereto under the heading “Accel Investor” and their Permitted Transferees.

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof.

“Agreement” means this Stockholders Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Blackstone Designee” has the meaning assigned to such term in Section 2.1(a).

“Blackstone Designator” means the Blackstone Investor, or any group of Blackstone Investors collectively, then holding of record a majority of Total Outstanding Securities held of record by all Blackstone Investors.

“Blackstone Investors” means the entities listed on the signature pages hereto under the heading “Blackstone Investors” and their Permitted Transferees.

“Board” means the board of directors of the Company.

“Bumble Holdings” means Buzz Holdings L.P., a Delaware limited partnership.

“Business Day” means a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to close.

“Class A Common Stock” means shares of class A common stock, par value $0.01 per share, of the Company, and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation or similar transaction.

“Class B Common Stock” means shares of class B common stock, par value $0.01 per share, of the Company, and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation or similar transaction.

“Closing Date” means the date of the closing of the IPO.

“Common Stock” means collectively, the shares of Class A Common Stock and Class B Common Stock.

“Common Units” has the meaning set forth in the LP Agreement.

“Company” has the meaning set forth in the Preamble.

“Confidential Information” means any information concerning the Company or its Subsidiaries that is furnished after the date of this Agreement by or on behalf of the Company or its designated representatives to a Principal Stockholder or its designated representatives, together with any notes, analyses, reports, models, compilations, studies, documents, records or extracts thereof containing, based upon or derived from such information, in whole or in part; provided, however, that Confidential Information does not include information:

(i) that is or has become publicly available other than as a result of a disclosure by a Principal Stockholder or its designated representatives in violation of this Agreement;

(ii) that was already known to a Principal Stockholder or its designated representatives or was in the possession of a Principal Stockholder or its designated representatives prior to its being furnished by or on behalf of the Company or its designated representatives;

(iii) that is received by a Principal Stockholder or its designated representatives from a source other than the Company or its designated representatives, provided, that the source of such information was not actually known by such Principal Stockholder or designated representative to be bound by a confidentiality agreement with, or other contractual obligation of confidentiality to, the Company;

(iv) that was independently developed or acquired by a Principal Stockholder or its designated representatives or on its or their behalf without the violation of the terms of this Agreement; or

(v) that a Principal Stockholder or its designated representatives is required, in the good faith determination of such Principal Stockholder or designated representative, to disclose by applicable law, regulation or legal process, provided, that such Principal Stockholder or designated representative takes reasonable steps to minimize the extent of any such required disclosure, provided, further, that no such steps to minimize disclosure shall be required where disclosure is made (i) in response to a request by a regulatory or self-regulatory authority or (ii) in connection with a routine audit or examination by a bank examiner or auditor and such audit or examination does not specifically reference the Company or this Agreement.

“Control” (including its correlative meanings, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

“Director” means any director of the Company from time to time.

“Equity Securities” means any and all shares of Common Stock of the Company, and any and all securities of the Company or Bumble Holdings convertible into, or exchangeable or exercisable for (whether or not subject to contingencies or the passage of time, or both), such shares, and options, warrants or other rights to acquire shares of Common Stock of the Company, including without limitation any and all Units.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Exchange Agreement” means the Exchange Agreement, dated on or about the date hereof, by and among the Company, Bumble Holdings and the holders of Units party thereto.

“Family Member” means, with respect to any individual, such individual’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

“Founder Designee” has the meaning assigned to such term in Section 2.1(b).

“Founder Investor” means the entities listed on the signature pages hereto under the heading “Founder Investor” and their Permitted Transferees.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Information” has the meaning set forth in Section 3.1 hereof.

“IPO” has the meaning set forth in the Recitals.

“Law” means any statute, law, regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority.

“LP Agreement” means the Second Amended and Restated Limited Partnership Agreement of Bumble Holdings, dated on or about the date hereof, as such agreement may be amended and/or restated from time to time.

“NewCo” has the meaning set forth in Section 4.1 hereof.

“Non-Recourse Party” has the meaning set forth in Section 5.16 hereof.

“Permitted Transferee” means, generally, with respect to any individual Principal Stockholder: (i) that is not a natural person, any Affiliate of such Principal Stockholder or any investment fund, vehicle or similar entity of which such Principal Stockholder or an Affiliate, advisor or manager of such Principal Stockholder serves as the general partner, manager or advisor and in which such Principal Stockholder or an Affiliate retains dispositive power (but excluding any Portfolio Company of the foregoing); or (ii) that is a natural person or a trust for the benefit of one or more natural persons, (x) upon the death of such Person pursuant to the applicable laws of descent and distribution and (y) such natural person’s Family Members and descendants (whether natural or adopted) and any trust, partnership, limited liability company or similar vehicle established and maintained solely for the benefit of (or the sole members or partners of which are) such natural person and/or such natural person’s Family Members; provided that no “benefit plan investor” within the meaning of Section 3(42) of ERISA may be a Permitted Transferee; provided, further, such Permitted Transferee agrees to become party to, and be bound to the same extent as its transferor, by the terms of this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any Governmental Authority or any department, agency or political subdivision thereof.

“Plan Asset Regulation” has the meaning set forth in Section 3.3(a) hereof.

“Portfolio Company” has the meaning set forth in the LP Agreement.

“Principal Stockholder” has the meaning assigned to it in the preamble.

“Principal Stockholder Designator” has the meaning set forth in Section 2.1(e).

“Principal Stockholder Designee” means any Blackstone Designee or Founder Designee.

“Principal Stockholder Entity” means any Principal Stockholder and their respective successors.

“Sponsor Acquisition” means the acquisition on January 29, 2020 by investment funds associated with The Blackstone Group Inc. of a majority stake in Worldwide Vision Limited and certain transactions related thereto.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or any combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of stock (or equivalent ownership interest) of the limited liability company, partnership, association or other business entity is at the time owned or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or any combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall (a) be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or (b) Control the managing member, managing director or other governing body or general partner of such limited liability company, partnership, association or other business entity.

“Total Number of Directors” means the total number of directors comprising the Board from time to time.

“Total Outstanding Securities” means, at any time, the total number of outstanding shares of Class A Common Stock, plus the number of shares of Class A Common Stock that would be outstanding assuming all holders of Common Units other than the Company or any wholly owned subsidiary of the Company had exchanged such Common Units for shares of Class A Common Stock pursuant to the Exchange Agreement.

“Transfer” (including its correlative meanings, “Transferor,” “Transferee” and “Transferred”) shall mean, with respect to any security, directly or indirectly, to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such security. When used as a noun, “Transfer” shall have such correlative meaning as the context may require.

“VCOC Investor” has the meaning set forth in Section 3.3(a) hereof.

1.2 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, and (c) the words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

ARTICLE II.

CORPORATE GOVERNANCE MATTERS

2.1 Election of Directors.

(a) Following the Closing Date, the Blackstone Designator shall have the right, but not the obligation, to designate, and the individuals nominated for election as Directors by or at the direction of the Board or a duly-authorized committee thereof shall include, a number of individuals such that, upon the election of each such individual, and each other individual nominated by or at the direction of the Board or a duly authorized committee of the Board, as a Director and taking into account any Director continuing to serve without the need for re-election, the number of Blackstone Designees (as defined below) serving as Directors of the Company will be equal to: (i) if the Blackstone Investors, the Accel Investor and their Affiliates collectively Beneficially Own 50% or more of the Total Outstanding Securities as of the record date for such meeting, the lowest whole number that is greater than 50% of the Total Number of Directors; (ii) if the Blackstone Investors, the Accel Investor and their Affiliates collectively Beneficially Own at least 40% (but less than 50%) of the Total Outstanding Securities as of the record date for such meeting, the lowest whole number that is greater than 40% of the Total Number of Directors; (iii) if the Blackstone Investors, the Accel Investor and their Affiliates collectively Beneficially Own at least 30% (but less than 40%) of the Total Outstanding Securities as of the record date for such meeting, the lowest whole number that is greater than 30% of the Total Number of Directors; (iv) if the Blackstone Investors, the Accel Investor and their Affiliates collectively Beneficially Own at least 20% (but less than 30%) of the Total Outstanding Securities as of the record date for such meeting, the lowest whole number that is greater than 20% of the Total Number of Directors; and (v) if the Blackstone Investors, the Accel Investor and their Affiliates collectively Beneficially Own at least 5% (but less than 20%) of the Total Outstanding Securities as of the record date for such meeting, the lowest whole number (such number always being equal to or greater than one) that is greater than 10% of the Total Number of Directors (in each case, each such person a “Blackstone Designee”). For so long as the Directors on the Board are divided into three classes, such Blackstone Designees shall be apportioned among such classes so as to maintain the number of Blackstone Designees in each class as nearly equal as possible.

(b) The Founder Investor shall, from and after the date hereof, be entitled to designate one Director to the Board (such person, the “Founder Designee”) for so long as the Founder Investor Beneficially Owns at least 50% of the Common Units Beneficially Owned by the Founder Investor as of the closing of the Sponsor Acquisition (as appropriately adjusted for any stock split, stock dividend, combination, reclassification, recapitalization, merger, consolidation, exchange or the like and including for this purposes any shares of Class A Common Stock acquired by the Founder Investor in exchange for Common Units pursuant to the Exchange Agreement).

(c) For so long as the Blackstone Investors, the Accel Investor and their Affiliates Beneficially Own at least 5% of the Total Outstanding Securities, the Blackstone Designator may also designate one non-voting observer to attend meetings of the Board. The Blackstone Designator initially designates Martin Brand as the non-voting observer. Except to the extent that the Board reasonably determines in good faith that the receipt of such materials would prevent the Company from asserting attorney-client privilege, such non-voting observer shall receive at the same time and in the same manner as the Directors copies of all materials (including copies of meeting minutes) given to Directors in connection with any meetings of the Board and if the Board proposes to act by written consent, the Board shall provide such non-voting observer at the same time and in the same manner with copies of all notices and materials given to any Director in connection with such action. The non-voting observer may be required by the Board to temporarily leave a meeting of the Board if the presence of the non-voting observer would prevent the Company from asserting attorney-client privilege with respect to matters discussed before the Board at such time.

(d) For so long as the Accel Investor and its Affiliates Beneficially Own at least 50% of the Common Units Beneficially Owned by the Accel Investor or its Affiliates as of the closing of Sponsor Acquisition (as appropriately adjusted for any stock split, stock dividend, combination, reclassification, recapitalization, merger, consolidation, exchange or the like and including for this purpose any shares of Class A Common Stock acquired by the Accel Investor in exchange for Common Units pursuant to the Exchange Agreement or in connection with the Reorganization Transactions (as defined in the LP Agreement)), the Accel Investor may designate one non-voting observer to attend meetings of the Board. Any non-voting observer will be a partner of the Accel Investor with primary responsibility for the Accel Investor’s investment in the Company or another designee of the Accel Investor approved in advance by the Blackstone Designator, which consent will not be unreasonably withheld. Except to the extent that the Board reasonably determines in good faith that (x) the receipt of such materials would prevent the Company from asserting attorney-client privilege or (y) such materials relate to the consideration by the Board of a transaction in which the Accel Investor or any of its Affiliates have a conflict of interest, such non-voting observer shall receive at the same time and in the same manner as the Directors copies of all materials (including copies of meeting minutes) given to Directors in connection with any meetings of the Board and if the Board proposes to act by written consent, the Board shall provide such non-voting observer at the same time and in the same manner with copies of all notices and materials given to any Director in connection with such action. The non-voting observer may be required by the Board to temporarily leave a meeting of the Board if the presence of the non-voting observer would prevent the Company from asserting attorney-client privilege with respect to matters discussed before the Board at such time.

(e) If at any time any of the Blackstone Designator or the Founder Investor (collectively, the “Principal Stockholder Designators”, and each a “Principal Stockholder Designator”) has designated fewer than the total number of individuals that it is then entitled to designate pursuant to Section 2.1(a) or 2.1(b) hereof, the Blackstone Investors or the Founder Investor, as applicable, shall have the right, at any time and from time to time, to designate such additional individuals which it is entitled to so designate, in which case, any individuals nominated by or at the direction of the Board or any duly-authorized committee thereof for election as Directors to fill any vacancy on the Board shall include such designees, and the Company shall use its best efforts to (i) effect the election of such additional designees, whether by increasing the size of the Board or otherwise, and (ii) cause the election of such additional designees to fill any such newly-created vacancies or to fill any other existing vacancies.

(f) Directors are subject to removal pursuant to the applicable provisions of the Amended and Restated Certificate of Incorporation of the Company; provided, however, for as long as this Agreement remains in effect, the Blackstone Designees may only be removed with the consent of the Blackstone Designator and the Founder Designee may only be removed with the consent of the Founder Investor, in each case delivered in accordance with Section 5.13 hereof.

(g) In the event that a vacancy is created at any time by death, disability, retirement, removal (with or without cause), disqualification, resignation or otherwise with respect to the Blackstone Designees or the Founder Designee, any individual nominated by or at the direction of the Board or any duly-authorized committee thereof to fill such vacancy shall be, and the Company shall use its best efforts to cause such vacancy to be filled, as soon as possible, by a new designee of the Blackstone Designator or the Founder Investor, as applicable.

(h) The Company shall, to the fullest extent permitted by law, include in the slate of nominees recommended by the Board at any meeting of stockholders called for the purpose of electing directors (or consent in lieu of meeting), the persons designated pursuant to this Section 2.1 and use its best efforts to cause the election of each such designee to the Board, including nominating each such individual to be elected as a Director as provided herein, recommending such individual’s election and soliciting proxies or consents in favor thereof. In the event that any Principal Stockholder Designee shall fail to be elected to the Board at any meeting of stockholders called for the purpose of electing directors (or consent in lieu of meeting), the Company shall use its best efforts to cause such Principal Stockholder Designee (or a new designee of the applicable Principal Stockholder Designator) to be elected to the Board, as soon as possible, and the Company shall take or cause to be taken, to the fullest extent permitted by law, at any time and from time to time, all actions necessary to accomplish the same, including, without limitation, actions to effect an increase in the Total Number of Directors.

(i) Each Principal Stockholder hereby agrees to vote in favor of and to consent to the Blackstone Designees and the Founder Designee in connection with each vote taken or written consent executed in connection with the election of Directors to the Board, and each Principal Stockholder agrees not to seek to remove or replace the Blackstone Designees or the Founder Designee and each Principal Stockholder shall not vote in favor or consent to the removal of the Blackstone Designees or the Founder Designees unless the party entitled to designate such Blackstone Designee or Founder Designee, as applicable, requests such removal, in which case each Principal Stockholder shall vote in favor of or consent to such removal. Each Principal Stockholder may unilaterally (i) waive its rights under and (ii) opt out of the obligations and requirements of this Section 2.1(i) by written notice to the Company to the extent that such group is not eligible to file a Schedule 13G pursuant to the rules promulgated under Section 13(d) of the Exchange Act.

(j) In addition to any vote or consent of the Board or the stockholders of the Company required by applicable Law or the certificate of incorporation or bylaws of the Company, and notwithstanding anything to the contrary in this Agreement, for so long as this Agreement is in effect, any action by the Board to increase or decrease the Total Number of Directors (other than any increase in the Total Number of Directors in connection with the election of one or more Directors elected exclusively by the holders of one or more classes or series of the Company’s shares other than Common Stock) shall require the prior written consent of the Blackstone Designator, delivered in accordance with Section 5.13 hereof; provided, however, that in no event shall any such increase or decrease, in any instance, eliminate, abridge, or otherwise modify the right of (i) the Blackstone Designator to designate Blackstone Designees in accordance with Section 2.1(a), without the consent of the Blackstone Investors and (ii) the Founder Investor to designate the Founder Designee in accordance with Section 2.1(b), without the consent of the Founder Investor.

2.2 Compensation. Except to the extent any Principal Stockholder Designator may otherwise notify the Company, the Principal Stockholder Designees shall be entitled to compensation consistent with the compensation received by other non-employee Directors, including any fees and equity awards, provided, that (x) to the extent any Director compensation is payable in the form of equity awards, at the election of a Principal Stockholder Designee, in lieu of any equity award, such compensation shall be paid in an amount of cash equal to the value of the equity award as of the date of the award, with any such cash subject to the same vesting terms, if any, as the equity awarded to other Directors and (y) at the election of a Principal Stockholder Designee, any Director compensation (whether cash, equity awards and/or cash in lieu of equity as may be designated by the electing Principal Stockholder Designee) shall be paid to a Principal Stockholder or an Affiliate thereof specified by such Principal Stockholder Designee rather than to such Principal Stockholder Designee. If the Company adopts a policy that Directors own a minimum amount of equity in the Company, no Principal Stockholder Designee that is an Affiliate or employee of a Principal Stockholder Designator shall be subject to such policy unless otherwise determined by such Principal Stockholder Designator in its sole discretion.

2.3 Other Rights of Principal Stockholder Designees. Except as provided in Section 2.2, each Principal Stockholder Designee serving on the Board shall be entitled to the same rights and privileges applicable to all other members of the Board generally or to which all such members of the Board are entitled. In furtherance of the foregoing, the Company shall indemnify, exculpate, and reimburse fees and expenses of the Principal Stockholder Designees (including by entering into an indemnification agreement in a form substantially similar to the Company’s form director indemnification agreement) and provide the Principal Stockholder Designees with director and officer insurance to the same extent it indemnifies, exculpates, reimburses and provides insurance for the other members of the Board pursuant to the certificate of incorporation or bylaws of the Company, applicable law or otherwise.

ARTICLE III.

INFORMATION; VCOC

3.1 Books and Records; Access. The Company shall, and shall cause its Subsidiaries to, keep proper books, records and accounts, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each of its Subsidiaries in accordance with generally accepted accounting principles. The Company shall, and shall cause its Subsidiaries to, (a) permit the Principal Stockholder Entities and their respective designated representatives (or other designees), at reasonable times and upon reasonable prior notice to the Company, to review the books and records of the Company or any of such Subsidiaries and to discuss the affairs, finances and condition of the Company or any of such Subsidiaries with the officers of the Company or any such Subsidiary and (b) provide the Principal Stockholder Entities all information of a type, at such times and in such manner as is consistent with the Company’s past practice or that is otherwise reasonably requested by such Principal Stockholder Entities from time to time (all such information so furnished pursuant to this Section 3.1, the “Information”). Subject to Section 3.4, any Principal Stockholder Entity (and any party receiving Information from a Principal Stockholder Entity) who shall receive Information shall maintain the confidentiality of such Information. Notwithstanding the foregoing, that the Company shall not be required to disclose any privileged Information of the Company so long as the Company has used commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to the Principal Stockholder Entities without the loss of any such privilege.

3.2 Certain Reports. The Company shall deliver or cause to be delivered to the Principal Stockholder Entities, at their request:

(a) to the extent otherwise prepared by the Company, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its Subsidiaries; and

(b) to the extent otherwise prepared by the Company, such other reports and information as may be reasonably requested by the Principal Stockholder Entities; provided, however, that the Company shall not be required to disclose any privileged information of the Company so long as the Company has used commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to the Principal Stockholder Entities without the loss of any such privilege.

3.3 VCOC.

(a) With respect to each Principal Stockholder Entity that is intended to qualify its direct or indirect investment in the Company as a “venture capital investment” as defined in the Department of Labor regulations codified at 29 CFR Section 2510.3-101 (the “Plan Asset Regulation”) (each, a “VCOC Investor”), for so long as the VCOC Investor, directly or through one or more subsidiaries, continues to hold any Common Stock (or other securities of the Company into which such Common Stock may be converted or for which such Common Stock may be exchanged), without limitation or prejudice of any of the rights provided to the Principal Stockholder Entities hereunder, the Company shall, with respect to each such VCOC Investor:

(i) provide each VCOC Investor or its designated representative with:

(A) upon reasonable notice and at mutually convenient times, the right to visit and inspect any of the offices and properties of the Company and its Subsidiaries and inspect and copy the books and records of the Company and its Subsidiaries;

(B) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, consolidated balance sheets of the Company and its Subsidiaries as of the end of such period, and consolidated statements of income and cash flows of the Company and its Subsidiaries for the period then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustments;

(C) as soon as available and in any event within 120 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such year, and consolidated statements of income and cash flows of the Company and its Subsidiaries for the year then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, together with an auditor’s report thereon of a firm of established national reputation;

(D) to the extent the Company is required by law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Exchange Act, actually prepared by the Company as soon as available; and

(E) upon written request by the VCOC Investor, copies of all materials provided to the Board, subject to appropriate protections with respect to confidentiality and preservation of attorney-client privilege; provided, that, in each case, if the Company makes the information described in clauses (B), (C) and (D) of this Section 3.3(a)(i) available through public filings on the EDGAR System or any successor or replacement system of the U.S. Securities and Exchange Commission, the requirement to deliver such information shall be deemed satisfied;

(ii) make appropriate officers and/or Directors of the Company available, and cause the officers and directors of its Subsidiaries to be made available, periodically and at such times as reasonably requested by each VCOC Investor, upon reasonable notice and at mutually convenient times, for consultation with such VCOC Investor or its designated representative with respect to matters relating to the business and affairs of the Company and its Subsidiaries;

(iii) to the extent that the VCOC Investor requests to receive such information and rights, and to the extent consistent with applicable Law or listing standards (and with respect to events which require public disclosure, only following the Company’s public disclosure thereof through applicable securities law filings or otherwise), inform each VCOC Investor or its designated representative in advance with respect to any significant corporate actions, and to provide (or cause to be provided) each VCOC Investor or its designated representative with the right to consult with the Company and its Subsidiaries with respect to such actions should the VCOC Investor elect to do so; provided, however, that this right to consult must be exercised within five days after the Company informs the VCOC Investor of the proposed corporate action; provided, further, that the Company shall be under no obligation to provide the VCOC Investor with any material non-public information with respect to such corporate action; and

(iv) provide each VCOC Investor or its designated representative with such other rights of consultation which the VCOC Investor’s counsel may determine in writing to be reasonably necessary under applicable legal authorities promulgated after the date hereof to qualify its investment in the Company as a “venture capital investment” for purposes of the Plan Asset Regulation; provided that the parties agree that any such rights of consultation shall be of a nature consistent with those granted above and nothing in this Agreement shall be deemed to require the Company to grant to the VCOC Investor any additional rights with respect to the governance or management of the Company.

(b) The Company agrees to consider, in good faith, the recommendations of each VCOC Investor or its designated representative in connection with the matters on which it is consulted as described above in this Section 3.3, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Company.

(c) In the event a VCOC Investor or any of its Affiliates Transfers all or any portion of their investment in the Company to an Affiliated entity that is intended to qualify its investment in the Company as a “venture capital investment” (as defined in the Plan Asset Regulation), such Transferee shall be afforded the same rights with respect to the Company afforded to the VCOC Investor hereunder and shall be treated, for such purposes, as a third party beneficiary hereunder.

(d) In the event that the Company ceases to qualify as an “operating company” (as defined in the first sentence of 2510.3-101(c)(1) of the Plan Asset Regulation), or the investment in the Company by a VCOC Investor does not qualify as a “venture capital investment” as defined in the Plan Asset Regulation, then the Company and each Principal Stockholder Entity will cooperate in good faith and take all reasonable actions necessary, subject to applicable Law, to preserve the VCOC status of each VCOC Investor or the qualification of the investment as a “venture capital investment,” it being understood that such reasonable actions shall not require a VCOC Investor to purchase or sell any investments.

(e) For so long as the VCOC Investor, directly or through one or more subsidiaries, continues to hold any Common Stock (or other securities of the Company into which such Common Stock may be converted or for which such Common Stock may be exchanged) and upon the written request of such VCOC Investor, without limitation or prejudice of any of the rights provided to the Principal Stockholder Entities hereunder, the Company shall, with respect to each such VCOC Investor, furnish and deliver a letter covering the matters set forth in Sections 3.3(a), 3.3(b), 3.3(c) and 3.3(d) hereof in a form and substance satisfactory to such VCOC Investor.

(f) In the event a VCOC Investor is an Affiliate of a Principal Stockholder Entity, as described in Section 3.3(a) above, such affiliated entity shall be afforded the same rights with respect to the Company and afforded to the Principal Stockholder Entity under this Section 3.3 and shall be treated, for such purposes, as a third party beneficiary hereunder.

3.4 Confidentiality. Each Principal Stockholder agrees that it will, and will direct its designated representatives to, keep confidential and not disclose any Confidential Information; provided, however, that such Principal Stockholder and its designated representatives may disclose Confidential Information to the other Principal Stockholders, to the Principal Stockholder Designees and to (a) its Affiliates and its Affiliates’ attorneys, accountants, consultants, insurers, financing sources and other advisors in connection with such Principal Stockholder’s investment in the Company, (b) any Person, including a prospective purchaser of Common Stock or Common Units, as long as such Person has agreed, in writing, to maintain the confidentiality of such Confidential Information, (c) any of such Principal Stockholder’s or its respective Affiliates’ partners, members, stockholders, directors, officers, employees or agents in the ordinary course of business (the Persons referenced in clauses (a), (b) and (c), a Principal Stockholder’s “designated representatives”) or (d) as the Company may otherwise consent in writing; provided, further, however, that each Principal Stockholder agrees to be responsible for any breaches of this Section 3.4 by such Principal Stockholder’s designated representatives.

3.5 Information Sharing. Each party hereto acknowledges and agrees that Principal Stockholder Designees may share any information concerning the Company and its Subsidiaries received by them from or on behalf of the Company or its designated representatives with each Principal Stockholder and its designated representatives (subject to such Principal Stockholder’s obligation to maintain the confidentiality of Confidential Information in accordance with Section 3.4).

ARTICLE IV.

ADDITIONAL COVENANTS

4.1 Pledges or Transfers. Upon the request of any Blackstone Investor that wishes to (x) pledge, hypothecate or grant security interests in any or all of the shares of Common Stock or Common Units held by it including to banks or financial institutions as collateral or security for loans, advances or extensions of credit or (y) transfer any or all of the shares of Common Stock or Common Units held by it, including to third party investors, the Company agrees to cooperate with such Blackstone Investor in taking any action reasonably necessary to consummate any such pledge, hypothecation, grant or transfer, including without limitation, delivery of letter agreements to lenders in form and substance reasonably satisfactory to such lenders (which may include agreements by the Company in respect of the exercise of remedies by such lenders), instructing the transfer agent to transfer any such shares of Common Stock subject to the pledge, hypothecation or grant into the facilities of The Depository Trust Company without restricted legends and cooperating in diligence or other matters as may reasonably requested by any Blackstone Investor in connection with a proposed transfer.

4.2 Spin-Offs or Split-Offs. In the event that the Company effects the separation of any portion of its business into one or more entities (each, a “NewCo”), whether existing or newly formed, including without limitation by way of spin-off, split-off, carve-out, demerger, recapitalization, reorganization or similar transaction, and any Principal Stockholder will receive equity interests in any such NewCo as part of such separation, the Company shall cause any such NewCo to enter into a Stockholders agreement with the Principal Stockholders that provides the Principal Stockholder Entities with rights vis-á -vis such NewCo that are substantially identical to those set forth in this Agreement.

ARTICLE V.

GENERAL PROVISIONS

5.1 Termination. Subject to the early termination of any provision as a result of an amendment to this Agreement agreed to by the Board and the Principal Stockholders, as provided under Section 5.3, and except for Section 3.3 hereof, this Agreement, excluding Article V hereof, shall terminate upon the delivery of written notice by all the Principal Stockholder Designators to the Company requesting that this Agreement terminate. The VCOC Investors shall advise the Company when they collectively first cease to beneficially own any Common Stock (or other securities of the Company into which such Common Stock may be converted or for which such Common Stock may be exchanged), whereupon Section 3.3 hereof shall terminate.

5.2 Notices. Any notice, designation, request, request for consent or consent provided for in this Agreement shall be in writing and shall be either personally delivered, sent by facsimile or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the Company’s records, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Notices and other such documents will be deemed to have been given or made hereunder when delivered personally or sent by facsimile (receipt confirmed) and one (1) Business Day after deposit with a reputable overnight courier service.

The Company’s address is:

Bumble Inc.

1105 West 41st Street

Austin, Texas 78756

Attention: Laura Franco

Email: [email address]

Each Principal Stockholder address is:

The Blackstone Group Inc.

345 Park Avenue

New York, New York 10154

Attention: Martin Brand

Jon Korngold

Sachin Bavishi

Vishal Amin

Facsimile: [fax number]

Email:       [email address]

[email address]

[email address]

[email address]

Beehive Holdings III, LP

Beehive Holdings II, LP

c/o Bumble Inc.

1105 West 41st Street

Austin, Texas 78756

Attention: Whitney Wolfe Herd

Email:      [email address]

Magic Accel Holdings L.L.C.

c/o Accel Growth Fund V L.P.

500 University Avenue

Palo Alto, California 94301

Attention: [_]

Email: [_]

5.3 Amendment; Waiver.

(a) The terms and provisions of this Agreement may be modified or amended only with the written approval of the Company and Principal Stockholders holding a majority of the Total Outstanding Securities then held by the Principal Stockholders in the aggregate; provided, however, that any modification or amendment (i) to Section 2.1, Section 5.1 or this Section 5.3, or any other provision of this Agreement that would have the effect of modifying or amending such sections, shall also require the approval of the Blackstone Investors and the Founder Investor, (ii) that would adversely affect the rights of (A) any Blackstone Investor in a manner different from any other Principal Stockholder, shall also require the approval of such Blackstone Investor, (B) the Founder Investor in a manner different from any other Principal Stockholder, shall also require the approval of the Founder Investor or (C) the Accel Investor in a manner different from any other Principal Stockholder, shall also require the approval of the Accel Investor, (iii) to Section 2.1(c) shall require only the consent of the Company and the Blackstone Investors with respect to the Blackstone Designator’s right to designate a non-voting observer to the Board and (iv) to Section 2.1(d) shall require the consent of the Company and the Accel Investor with respect to the Accel Investor’s right to designate a non-voting observer to the Board.

(b) Except as expressly set forth in this Agreement, neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any right, remedy, power or privilege under this Agreement, unless the waiver of such claim, right, remedy, power or privilege is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in in the specific instance in which it is given.

(d) Each Principal Stockholder, in such Principal Stockholder’s sole discretion, may withdraw from this Agreement at any time by written notice to the Company. Thereafter, such Principal Stockholder shall cease to be a party to this Agreement, shall have no further rights or obligations hereunder and none of the terms or provisions hereof shall have any continuing force and effect with respect to such Principal Stockholder.

(e) Any party hereto may unilaterally waive any of its rights hereunder in a signed writing delivered to the Company.

5.4 Further Assurances. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof. To the fullest extent permitted by law, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, the Principal Stockholder or any Principal Stockholder Entity being deprived of the rights contemplated by this Agreement.

5.5 Assignment. This Agreement may not be assigned without the express prior written consent of the other parties hereto, and any attempted assignment, without such consents, will be null and void; provided, however, that, without the prior written consent of any other party hereto, a Blackstone Investor may assign its rights and obligations under this Agreement, in whole or in part, to any Transferee of Common Stock and/or Common Units so long as such Transferee, if not already a party to this Agreement, executes and delivers to the Company a joinder to this Agreement evidencing its agreement to become a party to and to be bound by certain or all, as applicable, of the provisions of this Agreement as a Blackstone Investor hereunder, whereupon such Transferee shall be deemed a “Blackstone Investor” hereunder. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns.

5.6 Third Parties. Except as provided for in Article II, Article III and Article IV with respect to any Principal Stockholder Entity, this Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

5.7 Governing Law. THIS AGREEMENT AND ITS ENFORCEMENT AND ANY CONTROVERSY ARISING OUT OF OR RELATING TO THE MAKING OR PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

5.8 Jurisdiction; Waiver of Jury Trial. Each party hereto hereby (i) agrees that any action, directly or indirectly, arising out of, under or relating to this Agreement shall exclusively be brought in and shall exclusively be heard and determined by either the Supreme Court of the State of New York sitting in Manhattan or the United States District Court for the Southern District of New York, and (ii) solely in connection with the action(s) contemplated by subsection (i) hereof, (A) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the courts identified in subsection (i) hereof, (B) irrevocably and unconditionally waives any objection to the laying of venue in any of the courts identified in clause (i) of this

Section 5.8, (C) irrevocably and unconditionally waives and agrees not to plead or claim that any of the courts identified in such clause (i) is an inconvenient forum or does not have personal jurisdiction over any party hereto, and (D) agrees that mailing of process or other papers in connection with any such action in the manner provided herein or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM OR ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE SERVICES CONTEMPLATED HEREBY.

5.9 Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and agrees that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of a bond.

5.10 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

5.11 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law, and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

5.12 Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

5.13 Grant of Consent. Any vote, consent or approval of, or designation by, or other action of, the Principal Stockholder Designator hereunder shall be effective if notice of such vote, consent, approval, designation or action is provided in accordance with Section 5.2 hereof by the Principal Stockholder Designator as of the latest date any such notice is so provided to the Company.

5.14 Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

5.15 Effectiveness. This Agreement shall become effective upon the Closing Date.

5.16 No Recourse. This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, the transactions contemplated hereby or the subject matter hereof may only be made against the parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto or any past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

COMPANY:

BUMBLE INC.

By:
Name:	Laura Franco
Title:	Chief Legal and Compliance Officer

[Signature Page to Bumble Inc. Stockholders Agreement]

BLACKSTONE INVESTORS:

BLACKSTONE BUZZ HOLDINGS L.P.

By:	BTO Holdings Manager – NQ L.L.C., its general partner

By:	Blackstone Tactical Opportunities Associates – NQ L.L.C., its managing member

By:	BTOA – NQ L.L.C., its sole member

By:
Name: Title:

BLACKSTONE TACTICAL OPPORTUNITIES FUND – FD L.P.

By:	Blackstone Tactical Opportunities Associates III – NQ L.P., its general partner

By:	BTO DE GP – NQ L.L.C., its general partner

By:
Name: Title:

[Signature Page to Bumble Inc. Stockholders Agreement]

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP – GROWTH ESC L.P.

By:	BXG Side-by-Side GP L.L.C., its general partner

By:
Name: Title:

BCP BUZZ HOLDINGS L.P.

By:	BCP VII Holdings Manager – NQ L.L.C., its general partner

By:
Name: Title:

BTO BUZZ HOLDINGS II L.P.

By:	BTO Holdings Manager L.L.C., its general partner

By:	Blackstone Tactical Opportunities Associates L.L.C., its managing member

By:	BTOA L.L.C, its managing member

By:
Name: Title:

[Signature Page to Bumble Inc. Stockholders Agreement]

BXG BUZZ HOLDINGS L.P.

By:	BXG Holdings Manager L.L.C., its general partner

By:
Name: Title:

BSOF BUZZ AGGREGATOR L.L.C.

By:	Blackstone Strategic Opportunity Associates L.L.C., its managing member

By:
Name: Title:

[Signature Page to Bumble Inc. Stockholders Agreement]

FOUNDER INVESTOR:

BEEHIVE HOLDINGS III, LP

By:	Beehive Holdings Management III, LLC, its general partner

By:
Name: Whitney Wolfe Herd Title: Sole Member

BEEHIVE HOLDINGS II, LP

By:	Beehive Holdings Management II, LLC, its general partner

By:
Name: Whitney Wolfe Herd Title: Sole Member

[Signature Page to Bumble Inc. Stockholders Agreement]

ACCEL INVESTOR:

ACCEL GROWTH FUND V L.P.

By:	Accel Growth Fund V Associates L.L.C., its general partner

By:
Name: Title:

ACCEL GROWTH FUND V STRATEGIC PARTNERS L.P.

By:	Accel Growth Fund V Associates L.L.C., its general partner

By:
Name: Title:

ACCEL GROWTH FUND V INVESTORS (2019) L.L.C.

By:
Name: Title:

[Signature Page to Bumble Inc. Stockholders Agreement]

ACCEL LEADERS FUND II L.P.

By:	Accel Leaders Fund II Associates L.L.C., its general partner

By:
Name: Title:

ACCEL LEADERS FUND II STRATEGIC PARTNERS L.P.

By:	Accel Leaders Fund II Associates L.L.C., its general partner

By:
Name: Title:

ACCEL LEADERS FUND II INVESTORS (2019) L.L.C.

By:
Name: Title:

[Signature Page to Bumble Inc. Stockholders Agreement]